Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-1 of DARKIRIS INC. (the “Company”) of our report dated on January 30, 2026, relating to the financial statements, which appears in the annual report on Form 20-F of the Company for the year ended September 30, 2025.

/s/ Enrome LLP

Enrome LLP

Singapore

September 30, 2026